SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-26587
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                         Community Bancorp of New Jersey
                      (by its successor, Sun Bancorp, Inc.)
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             (Exact name of registrant as specified in its charter)


                              3535 Highway 9 North
                           Freehold, New Jersey 07728
                                 (732) 863-9000
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              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                        Common Stock, without par value
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|           Rule 12h-3(b)(1)(i)       |_|
         Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)      |_|           Rule 12h-3(b)(2)(ii)      |_|
                                                 Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or
notice date:     None
              -----------

         Effective 7/8/04, Community Bancorp of New Jersey merged with and into Sun Bancorp, Inc. (0-20957).

         Pursuant to the requirements of the Securities Exchange Act of 1934 Sun Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 9, 2004    By:        /s/ Thomas A. Bracken
                                ------------------------------------------------
                                Thomas A. Bracken, President and
                                Chief Executive Officer